EXHIBIT D


                          NVBANCORP AFFILIATE AGREEMENT



         I, the undersigned, have been advised that as of the date hereof I may be deemed to be (but I do not hereby admit to being) an affiliate of North Valley Bancorp ("NVBancorp") for purposes of Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Rule 145"). The following undertaking is given pursuant to and in compliance with that certain Agreement and Plan of Reorganization and Merger among NVBancorp, NVB Interim National Bank ("Interim Bank") and Six Rivers National Bank ("SRNB") dated as of October 1, 1999 (the "Reorganization Agreement"), which provides that SRNB shall merge with and into Interim Bank (the "Merger"), and the surviving national bank will continue as a wholly-owned subsidiary of NVBancorp under the national bank charter number and name of "Six Rivers National Bank." Capitalized terms used herein and not defined herein shall have the meanings given to them in the Reorganization Agreement.

         I understand that NVBancorp is relying on the performance of the covenants contained herein to insure that they obtain the desired pooling-of-interests accounting treatment as a result of the Merger and to avoid any appearance of improper manipulation of NVBancorp's stock price or insider trading in the period prior to the Merger.

         I hereby agree that during the period beginning on __________, 1999, (or such later date as NVBancorp may notify me in writing), and ending on the date on which the Effective Time of the Merger occurs, which in either event shall not exceed thirty (30) days prior to the Effective Time of the Merger, I will not offer to sell or purchase, sell, transfer, purchase or acquire, publicly or privately, any NVBancorp common stock ("NVBancorp Share" or "NVBancorp Shares") or SRNB common stock ("SRNB Share" or "SRNB Shares"), or cause any other person to do any of the above, except my exercise of any stock option pursuant to NVBancorp's stock option plans.

         I hereby also agree that during the period beginning on the date on which the Effective Time of the Merger occurs and ending on the date of release and publication to the general public of financial results covering at least thirty (30) days of post-merger combined operations of NVBancorp and SRNB, I will not offer, sell or transfer, publicly or privately, any NVBancorp Shares, and that I will not during such period commit or agree to sell any of such NVBancorp Shares after such period.



Dated: _________________________                     Signed: ___________________

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